CERTIFICATE OF AMENDMENT

OF

THE RESTATED CERTIFICATE OF INCORPORATION

OF

ACORN ENERGY, INC.

Acorn Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions authorizing an amendment to Article FOURTH of the Restated Certificate of Incorporation to effect a reverse stock split of the Corporation's common stock at a ratio to be selected by the Board of Directors between one-for-ten and one-for-twenty, if and as determined by the Board of Directors (the "Reverse Stock Split Proposal").

SECOND: That thereafter at a meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation by the affirmative vote of a majority of the outstanding stock of the Corporation entitled to vote thereon approved the Reverse Stock Split Proposal.

THIRD: That the Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to effect a reverse stock split at a ratio of one-for-sixteen (1-for-16) of the Corporation's issued (outstanding or treasury) shares of Common Stock (the "Reverse Stock Split").

FOURTH: That the amendment having been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation of Acorn Energy, Inc., as amended to date, is hereby amended as follows:

Article FOURTH of the Restated Certificate of Incorporation, as amended to date, is hereby deleted and replaced by the following:

"FOURTH: CAPITAL STOCK.

A. Authorized Capital. The total number of shares of capital stock which the Corporation has authority to issue is 42 million shares, par value $.01 per share, all of which shall be Common Stock. Shares of capital stock of the Corporation may be issued by the Corporation from time to time for such legally sufficient consideration as may be fixed from time to time by the Board of Directors.

B. Reverse Split. At 5:00 PM EDT on September 7, 2023 (the "Effective Time"), each share of the Corporation's Common Stock, issued (either outstanding or held by the Corporation as treasury stock) immediately prior to the Effective Time (the "Old Common Stock"), will be automatically reclassified as and converted into one-sixteenth (1/16) of a share of Common Stock, par value $.01 per share, of the Corporation (the "New Common Stock"). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any stockholder who would otherwise be entitled to a fractional share of New Common Stock as a result of the reclassification and conversion following the Effective Time (after taking into account all fractional shares of New Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Old Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share of New Common Stock, multiplied by the average of the closing sales prices of the Old Common Stock on the OTCQB Market for each of the ten (10) trading days preceding the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

Any stock certificate or other record that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate or other record immediately prior to the Effective Time by one-sixteenth (1/16), rounded down to the nearest whole share (as well as the right to receive cash in lieu of any fractional shares of New Common Stock, as set forth above).

FIFTH: All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 6th day of September 2023.

By: /s/ Jan Loeb
Name: Jan Loeb
Title: President and Chief Executive Officer